Exhibit 3.2
                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT
                                       of
                          CERTIFICATE OF INCORPORATION

First: That at a meeting of the Board of Directors of SIERRA MADRE GOLD CORPORATION resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and requesting a majority of the stockholders of said corporation to give their consent in writing thereto. The resolutions setting forth the proposed amendments are as follows:

         BE IT RESOLVED THAT, that effective October 4, 1999 the Certificate of Incorporation of this corporation be amended by changing the article thereof numbered "I" so that, as amended, said Article shall be and read as follows:

                                   "Article I
                                      Name

         The name of the Corporation shall be CAPITAL ONE VENTURES CORP."

Second: That thereafter, pursuant to resolution of its Board of Directors, a majority of the stockholders of said corporation gave their consent in writing to the preceding resolutions in lieu of a meeting of stockholders pursuant to ss.228 of the General Corporation Law of the State of Delaware.

Third: That said amendment was duly adopted in accordance with the provisions ofss.242 of the General corporation Law of the State of Delaware.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.


                                    By:  /s/  Pedro Villagran-Garcia
                                       -----------------------------------------
                                            (Authorized Officer)

                                    Name:  Pedro Villagran-Garcia